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Prospectus Supplement #1                        Filed pursuant to Rule 424(b)(3)
(To prospectus dated September 27, 2000)              Registration No. 333-43156


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                              AT HOME CORPORATION


                    812,245 Shares of Series A Common Stock

                    ________________________________________

     This prospectus supplement relates to the reoffer and resale by holders of shares of our Series A common stock that they acquired in connection with our acquisitions of DataInsight, Inc. and Join Systems, Inc. You should read this prospectus supplement in conjunction with the prospectus dated September 27, 2000, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading "Selling Stockholders" in the prospectus is superseded in part by the information appearing in the table below. Each selling stockholder named below owns less than 1% of our outstanding Series A common stock, based on 318,967,445 shares of our Series A common stock outstanding as of December 31, 2000.

                                                                                   Shares
                                                                                Beneficially      Shares That May
                                                                              Owned Before the     Be Offered and
Name                                                                              Offering             Sold
----                                                                          ----------------    ---------------
Steven G. Helle*............................................................        322,242             322,242
Dusty Helle.................................................................         46,846              46,846
Judy Helle..................................................................          3,154               3,154
Ray Martinez................................................................          6,278               4,075

___________________

* Of these shares, 149,920 are subject to contractual restrictions on resale which lapse on a monthly basis until July 2002.

                    ________________________________________


     Investing in our Series A common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 4 of the prospectus, as well as the "Risk Factors" included in our recent reports filed with the Securities and Exchange Commission.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of thE prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.


         The date of this prospectus supplement is February 27, 2000.